Exhibit F-1

OPINION OF COUNSEL

March 16, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: PNM Resources
       (File No.  70-10248)

Ladies and Gentlemen:

            This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application-Declaration on Form U-1 (File 70-10248) (the "Application") of PNM Resources, Inc. under the Public Utility Holding Company Act of 1935, as amended (the "Act").  The Application requests that the Commission authorize and approve certain financing authority and other related matters (collectively, the "Financings").

The opinions expressed below with respect to the Financings described in the Application are subject to the following further assumptions and conditions:

      Each Financing shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors of the Issuer proposing to effect such Financing.

      All required approvals, authorizations, and consents, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to each financing shall have been obtained or made, as the case may be.

      Any registration statements filed by any Issuer under the Securities Act of 1933 in connection with any Financing shall be and shall remain effective pursuant to the Securities Act of 1933, as amended;

no stop order shall have been entered with respect thereto; and the issuance of securities thereunder shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to the proposed transaction, and in the event the proposed transaction is consummated in accordance with said Application and your order or orders in respect thereto:

      All state laws applicable to each proposed Financing will have been complied with.

      Each Issuer is a corporation validly organized, duly existing and in good standing in its respective jurisdiction of organization.

      No Financing by any Issuer will violate the legal rights of the holders of any securities issued by such Issuer.

      Each Financing, in the case of stock, will be validly issued, full paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges.

      Each Financing, in the case of debt securities, will be the valid and binding obligation of the Issuer or guarantor in accordance with the terms of such Financing, subject to bankruptcy, insolvency, or other similar laws affecting creditors' rights generally, and to the effects of general equity principles.

I am an attorney licensed to practice in the State of New Mexico and express no opinion as to the laws of any other jurisdiction other than the Act under the federal laws of the United States.

I hereby consent to the use of this opinion in connection with the Application.  This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any purpose.

Very truly yours,

/s/ Patrick T. Ortiz
Patrick T. Ortiz
Senior Vice President,
General Counsel & Secretary